Exhibit 99.1


           Worthington Reports Fourth Quarter and Fiscal Year Results;
Volumes, Selling Prices and Spreads Rise From Q3 in All Three Business Segments


          COLUMBUS, Ohio--(BUSINESS WIRE)--June 29, 2006--Worthington Industries, Inc. (NYSE:WOR) today reported results for the three- and twelve-month periods ended May 31, 2006.



(U.S. dollars in millions, except per share data)

                       4Q2006    3Q2006    4Q2005  12M2006   12M2005
                       ------    ------    ------  --------  --------
Net sales              $822.0    $681.5    $817.0  $2,897.2  $3,078.9
Operating income         54.8      25.6      54.8     157.6     267.4
Equity income            20.8       8.2      14.1      56.3      53.9
Net earnings             59.4      19.2      40.8     146.0     179.4
Earnings per share      $0.67     $0.21     $0.46     $1.64     $2.03


          For the fourth quarter, net sales were a record $822.0 million, surpassing last year's record $817.0 million. For the full year, net sales of $2,897.2 million fell 6% from a record $3,078.9 million last year.
          Fourth quarter 2006 net earnings of $59.4 million, or $0.67 per diluted share, were up 46% from fourth quarter 2005 net earnings of $40.8 million, or $0.46 per diluted share. Aided by a $26.6 million pre-tax gain, or $0.14 per share, on the April 2006 sale of a 50% partnership interest in a Mexican steel processing joint venture, this fourth quarter was the second best in the company's history. Even excluding this gain, earnings per share were up 15%.
          Net earnings for the full year of $146.0 million, or $1.64 per diluted share, were down 19% from the record set for the same period last year of $179.4 million, or $2.03 per diluted share. Annual return on equity was 16.5% in fiscal 2006.

          Fourth Quarter Highlights

     -- Quarterly net sales of $822.0 million were the best in the company's history.

     -- Quarterly net sales and operating income in the Pressure Cylinders segment were a record $137.7 million and $20.2 million, respectively.

     -- Equity income, from five unconsolidated joint ventures, totaled a record $20.8 million due to record performance at Worthington Armstrong Venture (WAVE) and TWB. WAVE also had record sales and earnings for the full year.

     -- Volumes were up in all three business segments - Steel Processing, Metal Framing and Pressure Cylinders - compared to last quarter and in Steel Processing and Metal Framing compared to the year ago fourth quarter.

     -- Unit selling prices were up in all three business segments compared to last quarter.

     -- Spreads between selling prices and material costs widened in all three business segments compared to last quarter and in Metal Framing and Pressure Cylinders compared to the year ago fourth quarter.

     -- $142.4 million of 7.125% senior notes were repaid upon maturity on May 15, 2006, resulting in a total debt to capitalization ratio of 21.1% at year end, compared to 32.1% a year ago.

     -- Cash provided by operating activities and capital expenditures for fiscal 2006 were $227.1 million and $60.1 million, respectively, compared to $32.3 million and $46.3 million, respectively, for fiscal 2005.

          CEO Comments

          "I am very pleased with our results for the fourth quarter in providing a strong finish to fiscal 2006," said John P. McConnell, Chairman and CEO. "Every business segment performed well, with our Pressure Cylinders segment leading the way by producing a record performance in both sales and earnings. I am very proud of all 8,000 of our employees as they continue to find innovative ways to lower our costs, improve our customer service and bring new products to the market," he added.
          "Our results for fiscal 2006 confirm that our strategic decisions in the late 90's were sound," McConnell noted. "We are executing our strategy of growth, while aligning these efforts with flat-rolled steel products and services. We have provided solid performances during various economic cycles, while generating solid growth and returns over the past six years."

          Quarterly Segment Results

          In the Steel Processing segment, quarterly net sales fell 5%, or $20.3 million, to $418.1 million from $438.5 million in the comparable quarter of fiscal 2005. The decline in net sales was due to lower pricing (down 11%) relative to the prior year, as volumes were up 7%. Operating income declined due to higher zinc costs and a narrowing of the spread between selling prices and material costs for the fourth quarter of fiscal 2006 compared to the fourth quarter of fiscal 2005. Pricing, volume and spread all improved relative to the third quarter of fiscal 2006 and trended up throughout the quarter.
          In the Metal Framing segment, net sales decreased 1%, or $3.0 million, to $219.1 million from $222.1 million in the comparable quarter of fiscal 2005. Volumes improved 3% but were offset by lower pricing, down 5% compared to the year ago quarter. Increased demand for construction products and rising raw material costs, primarily galvanized steel, have supported a series of industry-wide price increases beginning in April 2006. Operating income in the month of May was more than double any other month of the year. For the quarter, operating income declined $1.9 million, compared to the prior year period, due to a $2.7 million charge (recorded in cost of goods sold) associated with the recent closure of the LaPorte, Indiana, facility. The closure of this facility was one of many efficiencies generated from the fiscal 2003 acquisition of Unimast and is expected to result in annual savings of $1.3 million.
          In the Pressure Cylinders segment, net sales increased 7%, or $9.5 million, to a record $137.7 million from $128.2 million in the comparable quarter of fiscal 2005. Excluding 14.1 oz. disposable cylinders, which declined
1.1 million units, unit volumes increased 5%. Average selling prices improved due to price increases in certain product lines, to cover increased material costs, and due to product mix. Strong results in Europe, where profitability more than doubled, and plant consolidation savings, realized from the Wisconsin operations acquired in the prior fiscal year, led to an 82% improvement in operating income from the prior year. Operating income set a record for both the quarter and the year.
          Worthington's joint ventures added significantly to fourth quarter results. Equity in the net income of five unconsolidated affiliates totaled a record $20.8 million for the quarter, compared to $14.1 million in the year ago quarter, a 48% increase. Both WAVE and TWB had record quarters and WAVE had a record year.

          Other

          Dividend Declared

          On May 22, 2006, the board of directors declared a quarterly cash dividend of $0.17 per share payable June 29, 2006, to shareholders of record June 15, 2006.

          Corporate Profile

          Worthington Industries is a leading diversified metal processing company with annual sales of approximately $3 billion. The Columbus, Ohio, based company is North America's premier value-added steel processor and a leader in manufactured metal products such as metal framing, pressure cylinders, automotive past model service stampings, metal ceiling grid systems and laser welded blanks. Worthington employs more than 8,000 people and operates 62 facilities in 10 countries.
          Founded in 1955, the company operates under a long-standing corporate philosophy rooted in the golden rule, with earning money for its shareholders as the first corporate goal. This philosophy, an unwavering commitment to the customer, and one of the strongest employee/employer partnerships in American industry serve as the company's foundation. Worthington Industries is listed as one of America's Most Admired Companies and one of the 100 Best Companies to Work For in America by Fortune magazine.
          Worthington will review its fourth quarter results during its quarterly conference call today, June 29, 2006, at 1:30 p.m. Eastern Daylight Time. Details on the conference call can be found on the company web site at www.WorthingtonIndustries.com

          Safe Harbor Statement

          The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the "Act"). Statements by the company relating to future or expected performance, sales, operating results and earnings per share; projected capacity and working capital needs; pricing trends for raw materials and finished goods; anticipated capital expenditures and asset sales; projected timing, results, costs, charges and expenditures related to facility dispositions, shutdowns and consolidations; new products and markets; expectations for customer inventories, jobs and orders; expectations for the economy and markets; expected benefits from new initiatives; and other non-historical matters constitute "forward-looking statements" within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, product demand and pricing; changes in product mix and market acceptance of the company's products; fluctuations in pricing, quality or availability of raw materials (particularly steel), supplies, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the effect of consolidation within the steel and related industries; the ability to realize cost savings and operational efficiencies on a timely basis; the ability to integrate newly-acquired businesses and achieve synergies therefrom; capacity levels and efficiencies within facilities and within the industry as a whole; financial difficulties (including bankruptcy filings) of customers, suppliers, joint venture partners and others with whom the company does business; the effect of national, regional and worldwide economic conditions generally and within major product markets, including a prolonged or substantial economic downturn; the effect of adverse weather on suppliers, customers, markets, facilities and shipping operations; changes in customer inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, and foreign currency exposure; acts of war and terrorist activities; the ability to improve processes and business practices to keep pace with the economic, competitive and technological environment; deviation of actual results from estimates and/or assumptions used by the company in the application of its significant accounting policies; level of imports and import prices in the company's markets; the impact of judicial rulings and governmental regulations, both in the United States and abroad; and other risks described from time to time in the company's filings with the United States Securities and Exchange Commission.

                          WORTHINGTON INDUSTRIES, INC.
                               EARNINGS HIGHLIGHTS
                        (In Thousands, Except Per Share)

                          Three Months Ended     Twelve Months Ended
                                May 31,                 May 31,
                       ----------------------- -----------------------
                          2006        2005        2006        2005
                       ----------- ----------- ----------- -----------
                       (Unaudited) (Unaudited) (Unaudited)  (Audited)

Net sales                $821,968    $816,962  $2,897,179  $3,078,884
Cost of goods sold        707,996     711,403   2,525,545   2,580,011
                       ----------- ----------- ----------- -----------
    Gross margin          113,972     105,559     371,634     498,873

Selling, general &
 administrative expense    59,131      50,794     214,030     225,915
Impairment charges and
 other                          -           -           -       5,608
                       ----------- ----------- ----------- -----------

    Operating income       54,841      54,765     157,604     267,350

Other income (expense):
  Miscellaneous expense    (1,464)       (847)     (1,524)     (7,991)
  Gain on sale of
   Acerex                  26,609           -      26,609           -
  Interest expense         (6,122)     (6,638)    (26,279)    (24,761)
  Equity in net income
   of unconsolidated
   affiliates              20,774      14,063      56,339      53,871
                       ----------- ----------- ----------- -----------
    Earnings before
     income taxes          94,638      61,343     212,749     288,469
Income tax expense         35,240      20,535      66,759     109,057
                       ----------- ----------- ----------- -----------

    Net earnings          $59,398     $40,808    $145,990    $179,412
                       =========== =========== =========== ===========

Average common shares
 outstanding - diluted     89,292      88,535      88,976      88,503
                       ----------- ----------- ----------- -----------

    Earnings per share
     - diluted              $0.67       $0.46       $1.64       $2.03
                       =========== =========== =========== ===========

Common shares
 outstanding at end of
 period                    88,691      87,933      88,691      87,933

Cash dividends declared
 per common share           $0.17       $0.17       $0.68       $0.66


                          WORTHINGTON INDUSTRIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In Thousands)

                                                  May 31,    May 31,
                                                   2006       2005
                                               ----------- -----------
                                               (Unaudited)  (Audited)
                       ASSETS

Current assets
  Cash and cash equivalents                       $56,216     $57,249
  Short-term investments                            2,173           -
  Receivables, net                                404,553     404,506
  Inventories                                     459,357     425,723
  Deferred income taxes                            15,854      19,490
  Other current assets                             58,088      31,365
                                               ----------- -----------

      Total current assets                        996,241     938,333

Investments in unconsolidated affiliates          123,748     136,856
Goodwill                                          177,771     168,267
Other assets                                       55,733      33,593
Property, plant and equipment, net                546,904     552,956
                                               ----------- -----------

      Total assets                             $1,900,397  $1,830,005
                                               =========== ===========

             LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
  Accounts payable                               $362,883    $280,181
  Notes payable                                     7,684           -
  Current maturities of long-term debt                  -     143,432
  Other current liabilities                       120,219     121,830
                                               ----------- -----------

      Total current liabilities                   490,786     545,443

Other liabilities                                 104,695      99,264
Long-term debt                                    245,000     245,000
Deferred income taxes                             114,610     119,462

Shareholders' equity                              945,306     820,836
                                               ----------- -----------

      Total liabilities and shareholders'
       equity                                  $1,900,397  $1,830,005
                                               =========== ===========


                     WORTHINGTON INDUSTRIES, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In Thousands)


                             Three Months Ended    Twelve Months Ended
                                  May 31,               May 31,
                           ---------------------- --------------------
                              2006       2005        2006      2005
                           ---------- ----------- ---------- ---------
                           (Unaudited)(Unaudited) (Unaudited)(Audited)
Operating activities
  Net earnings                $59,398    $40,808    $145,990 $179,412
  Adjustments to reconcile
   net earnings to net cash
   provided by operating
    activities:
      Depreciation and
       amortization            14,983     15,295      59,116   57,874
      Impairment charges
       and other                    -          -           -    5,608
      Gain on sale of
       Acerex                 (26,609)         -     (26,609)       -
      Other adjustments         8,034     13,379         223  (15,242)
      Changes in assets and
       liabilities:
        Accounts receivable   (34,871)    (5,610)     11,616  (50,661)
        Inventories           (13,718)    54,417     (33,788) (59,236)
        Accounts payable       41,836    (39,061)     81,693  (38,161)
        Other changes          16,097    (13,679)    (11,175) (47,323)
                           ----------- ---------- ----------- --------
      Net cash provided by
       operating activities    65,150     65,549     227,066   32,271

Investing activities
  Investment in property,
   plant and equipment, net   (17,027)   (15,439)    (60,128) (46,318)
  Investment in aircraft         (185)         -     (16,435)       -
  Acquisitions, net of cash
   acquired                         -       (149)     (6,776) (65,119)
  Investment in
   unconsolidated affiliate         -          -           -   (1,500)
  Proceeds from sale of
   assets                         171      5,512       3,225   89,488
  Proceeds from sale of
   Acerex                      44,604          -      44,604        -
  Purchases of short-term
   investments                (50,115)         -    (493,860) (72,875)
  Sales of short-term
   investments                 90,013      9,400     491,687   72,875
                           ----------- ---------- ----------- --------
      Net cash provided
       (used) by investing
       activities              67,461       (676)    (37,683) (23,449)

Financing activities
  Proceeds from short-term
   borrowings                   7,684          -       7,684        -
  Proceeds from long-term
   debt                             -        (71)          -   99,409
  Principal payments on
   long-term debt            (142,405)       179    (143,416)  (2,381)
  Dividends paid              (15,050)   (14,938)    (59,982) (56,891)
  Other                         2,006      1,069       5,298    6,313
                           ----------- ---------- ----------- --------
      Net cash provided
       (used) by financing
       activities            (147,765)   (13,761)   (190,416)  46,450
                           ----------- ---------- ----------- --------

Increase (decrease) in cash
 and cash equivalents         (15,154)    51,112      (1,033)  55,272
Cash and cash equivalents
 at beginning of period        71,370      6,137      57,249    1,977
                           ----------- ---------- ----------- --------

Cash and cash equivalents
 at end of period             $56,216    $57,249     $56,216  $57,249
                           =========== ========== =========== ========


                     WORTHINGTON INDUSTRIES, INC.
                           SUPPLEMENTAL DATA
                       (Unaudited, In Thousands)

This supplemental information is provided to assist in the analysis of the results of operations. As required by the changes in our reporting segments during the second quarter of fiscal 2006, we have restated the year-to-date information for fiscal 2006 and all the information for fiscal 2005 to conform with the current reporting of our segment information. For comparative purposes, we have also presented the previously reported information for fiscal 2005 under the heading "As Reported".

                                           Three Months Ended
                                                May 31,
                                  ------------------------------------
                                                       2005
                                              ------------------------
                                     2006       Restated   As Reported
                                  ----------- ----------- ------------
Volume:
    Steel Processing (tons)              994         930          935
    Metal Framing (tons)                 186         180          180
    Pressure Cylinders (units) (1)    12,392      13,122       13,122

Net sales:
    Steel Processing                $418,147    $438,465     $460,661
    Metal Framing                    219,094     222,120      223,256
    Pressure Cylinders               137,730     128,216      128,216
    Other                             46,997      28,161        4,829
                                  ----------- ----------- ------------
         Total Net Sales            $821,968    $816,962     $816,962
                                  =========== =========== ============

Material cost:
    Steel Processing                $317,304    $339,709     $349,217
    Metal Framing                    138,030     147,502      148,305
    Pressure Cylinders                64,584      66,133       66,133

Operating income:
    Steel Processing (2)             $18,118     $25,328      $24,648
    Metal Framing                     16,715      18,587       17,709
    Pressure Cylinders                20,226      11,108       11,108
    Other                               (218)       (258)       1,300
                                  ----------- ----------- ------------
         Total Operating Income      $54,841     $54,765      $54,765
                                  =========== =========== ============


                                           Twelve Months Ended
                                                May 31,
                                  ------------------------------------
                                                       2005
                                              ------------------------
                                     2006       Restated   As Reported
                                  ----------- ----------- ------------
Volume:
    Steel Processing (tons)            3,611       3,663        3,685
    Metal Framing (tons)                 704         657          657
    Pressure Cylinders (units) (1)    48,621      36,704       36,704

Net sales:
    Steel Processing              $1,486,165  $1,719,312   $1,805,023
    Metal Framing                    796,272     843,866      848,029
    Pressure Cylinders               461,875     408,271      408,271
    Other                            152,867     107,435       17,561
                                  ----------- ----------- ------------
         Total Net Sales          $2,897,179  $3,078,884   $3,078,884
                                  =========== =========== ============

Material cost:
    Steel Processing              $1,128,553  $1,267,928   $1,305,039
    Metal Framing                    508,588     497,991      499,872
    Pressure Cylinders               221,756     197,516      197,516

Operating income:
    Steel Processing (2)             $61,765    $127,090     $125,964
    Metal Framing                     46,735     113,747      108,517
    Pressure Cylinders                49,275      33,575       33,575
    Other                               (171)     (7,062)        (706)
                                  ----------- ----------- ------------
         Total Operating Income     $157,604    $267,350     $267,350
                                  =========== =========== ============
----------------------------------

(1) The propane and specialty cylinder assets acquired from Western Industries effective September 17, 2004, contributed 7,757 and 8,599 units for the three months ended May 31, 2006 and 2005, respectively. On a year-to-date basis, as of May 31, 2006 and 2005, these assets contributed 33,859 and 22,135 units, respectively.

(2) The $5,608 "impairment charge and other" recorded in the first quarter of fiscal 2005 relates to the sale of the Decatur facility and is included in Steel Processing's segment operating income above.



    CONTACT: Worthington Industries, Inc.
             Cathy M. Lyttle, 614-438-3077
             cmlyttle@WorthingtonIndustries.com
             or
             Allison M. Sanders, 614-840-3133
             asanders@WorthingtonIndustries.com